Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of ValueClick, Inc. and of our report on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), both dated March 31, 2005, appearing in the Annual Report on Form 10-K of ValueClick, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Los Angeles, California
July 1, 2005